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Exhibit 23.1

Consent of Independent Auditors

        We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2001 Founders' Stock Option Plan and the 2004 Long-Term Incentive Plan of our reports on the consolidated financial statements and schedule of TNS, Inc. dated February 6, 2004 (except with respect to the matter discussed in paragraph 5 of Note 1, as to which the date is March 15, 2004), and our reports on the consolidated financial statements and schedule of Transaction Network Services, Inc. dated September 6, 2002, included in the Registration Statement on Form S-1 (No. 333-110188) dated March 15, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

McLean, Virginia
March 15, 2004

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Consent of Independent Auditors